Exhibit 99.1

PRESS RELEASE
Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT

MORGAN STANLEY GLOBAL CONSUMER & RETAIL CONFERENCE

NEW YORK, November 16, 2011 – Philip Morris International Inc. (NYSE/Euronext Paris: PM) Chairman and Chief Executive Officer, Louis Camilleri, addresses investors today at the Morgan Stanley Global Consumer & Retail Conference in New York.

The presentation and Q&A session are being webcast live at www.pmi.com, in a listen-only mode, beginning at approximately 12 Noon Eastern Time. An archived copy of the webcast, together with slides, will be available on the same site.

The presentation includes the following key highlights:

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PMI announces that, for the full year 2011, it expects to achieve a reported diluted EPS of at least $4.85, up from its previously disclosed guidance range of $4.75 to $4.80. Compared to our adjusted diluted EPS of $3.87 in 2010, this represents a growth rate of approximately 25.0%, or 20.0% after excluding an expected favorable currency variance of approximately 20 cents for the full year;

•	Barring any unforeseen major disruption, PMI expects to again meet its mid to long-term constant currency annual adjusted diluted EPS growth target of 10% to 12% in 2012;

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Over the next five years, PMI expects cigarette industry volume outside the USA to increase up to 1.3% a year, driven by growth in China and non-OECD markets. The forecast trend for the industry, excluding China and the USA, is between stability and a 1.3% annual decline, an improved outlook compared to previous forecasts; PMI expects to continue to outperform the industry thanks to its excellent business momentum;

•	PMI believes it will exit 2011 with a national market share in Japan of approximately 28.5%;

•	On a year-to-date basis through September, 2011, PMI has exceeded $1.6 billion in pricing variance and expects a favorable pricing environment to continue in 2012;

•	PMI will comfortably surpass its targeted annual pretax cost savings of $250 million for 2011;

•	On a year-to-date basis through September, 2011, PMI has generated $9.0 billion in free cash flow, thus already surpassing its full year 2010 total of $8.7 billion; and

•

Since PMI’s spin-off in March 2008, the company has increased its annual dividend by 67.4% to $3.08 per share and has returned nearly $35 billion to its shareholders through dividends and share repurchases.

The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute “forward-looking statements” within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended September 30, 2011, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.

A glossary of terms and reconciliations of non-GAAP measures included in the presentation to the most comparable GAAP measures are provided either at the end of the presentation or are available on PMI’s web site.

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Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2010, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 27.6% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

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